EESTech, Inc.
Ground Floor, Engineering House,
447 Upper Edward Street, Brisbane QLD 4000 Australia
Telephone: 61 7 3832 9883
Facsimile: 61 7 3832 1336
Website: www.eestechinc.com

Notice of Adjournment – Special Meeting of Stockholders

October 25, 2007

Dear Fellow Stockholder:

We recently sent you proxy materials for a special meeting of the stockholders of EESTech, Inc. (the “Company”) to be held at 10:00 a.m., local time, at the offices of EESTech Australia Pty Ltd, a subsidiary of the Company located at 447 Upper Edward Street, Spring Hill, Queensland, Australia on October 15, 2007 (the “Meeting”).

On the date of the Meeting, there were insufficient votes represented to establish a quorum, and the Meeting was adjourned until November 5, 2007. On October 21, 2007, the Board of Directors of the Company, citing postal delays beyond the Company’s control, determined that the Meeting should be further adjourned until November 23, 2007 in order to obtain a quorum to conduct business at the Meeting.

You still have time to vote!

As noted in the proxy statement, the Company has one proposal up for vote. Stockholders of the Company are being asked to take action on the following item:

1.
To consider and act upon a proposal to amend the Company’s Certificate of Incorporation increasing the number of authorized shares of common stock from twenty million (20,000,000) to one hundred million (100,000,000).

The Board of Directors unanimously recommends approving the proposal.

We encourage you to vote as soon as possible using one of the options below. If you have already submitted your vote, you need not take any further action.

•	Mark, sign, and mail the enclosed proxy card(s) in the postage-paid envelope provided; or

•	Send a signed proxy card(s) by fax to:

o	For stockholders in Australia and New Zealand - send to 61.7.3832.1336

o	For all other stockholders - send to 1.702.796.5650; or

•
Send an email containing the name of the Company, your name as it appears on the label attached to your proxy materials, the number of shares being voted as indicated on the label attached to the proxy materials, and whether the votes are being cast FOR or AGAINST the proposal to proxy@integritynevada.net; or

•
Attend the Meeting at 10:00 a.m., local time, at the offices of EESTech Australia Pty Ltd, a subsidiary of the Company located at 447 Upper Edward Street, Spring Hill, Queensland, Australia on November 23, 2007.

Voting by email or fax is faster and makes it easier for the Company to process your vote.

All questions, comments, and responses of stockholders located in Australia or New Zealand should be directed to the Company Secretary, Ian Hutcheson, at:

447 Upper Edward Street
Spring Hill Queensland 4000
Fax 61 7 3832 1336
Email: ihutcheson@eestechinc.com

All other stockholders should address their questions, comments, and responses to Don Maddalon at Integrity Stock Transfer, at:

3027 E. Sunset Road - Suite 103
Las Vegas, NV 89120
Telephone: 1 702 317 7757
Fax: 1 702 796 5650
Email: stock@integritynevada.net

If you cannot locate your proxy materials or have questions about the proxy statement, please contact either Mr. Hutcheson or Mr. Maddalon, depending on your location.

Thank you for your time and attention to this important matter.

Sincerely,

/s/ Murray Bailey
Murray Bailey
President and Director

YOUR VOTE IS IMPORTANT! PLEASE VOTE TODAY.